Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2003 relating to the financial statements and financial statement schedule of Perot Systems Corporation, which appear in Perot Systems Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/S/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
December 2, 2003